Exhibit 99.1

Consumers Bancorp, Inc. Reports:

●	Net income increased to $2.7 million, or by 11.0%, for the three-month period ended September 30, 2021 compared with the same period last year.
●	An annualized return on average equity of 14.75% and an annualized return on average assets of 1.14% for the first quarter of fiscal year 2022.
●	Completed the acquisition of two branches located in Calcutta and Wellsville, Ohio in July 2021.
●	Total loans increased by an annualized 7.5%, for the three-month period ended September 30, 2021, and non-performing loans to total loans remained low at 0.32% at September 30, 2021.
●	Total deposits increased by $122.3 million for the three-month period ended September 30, 2021 and includes $104.5 million of deposits acquired as part of the branch acquisition.

Minerva, Ohio — October 21, 2021 (OTCQX: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $2.7 million for the first quarter of fiscal year 2022, an increase of $264 thousand, or 11.0%, from the same period last year. Earnings per share for the first quarter of fiscal year 2022 were $0.88 compared to $0.80 for the same period last year. Net income for the three months ended September 30, 2021 was positively impacted by a $1.3 million, or 19.1%, increase in net interest income, which was partially offset by a $1.0 million, or 21.5%, increase in other expenses from the same prior year period.

On July 16, 2021, the acquisition of two branches from CFBank, National Association located in Calcutta and Wellsville, Ohio was completed. As part of the acquisition, $104.5 million of branch deposits were assumed for a 1.75% deposit premium and $15.6 million in subordinated debt securities issued by unrelated financial institutions and $19.9 million in loans were purchased. In relation to the acquisition, goodwill of $1.6 million was recorded.

“The strong quarterly earnings announced today reflect significant asset growth and increases in all business segments and product lines. The quarterly results reflect significant loan growth that offset a $21.1 million decrease in Paycheck Protection Program (PPP) loan balances. During the quarter we integrated the two acquired Columbiana County branches into our systems and have expanded business development efforts in the new markets reaching new retail, commercial, and mortgage customers and increasing our banking relationships with existing clients in southern Columbiana County. We are also experiencing steady loan demand across our existing markets and within each product line,” said Ralph J. Lober II, President and Chief Executive Officer. He continued with, the bank’s low delinquency and charge-off metrics continue to reflect our borrowers’ ability to pay throughout this pandemic. We are closely monitoring the impact of the ongoing pandemic on our customers’ financial condition and banking habits,” he concluded.

Operating Results Overview

Net income increased to $2.7 million, or $0.88 per share, for the three months ended September 30, 2021 compared to $2.4 million, or $0.80 per share, for the same period in 2020.

Net interest income increased by $1.3 million, or 19.1%, for the three months ended September 30, 2021 compared to the same period last year, with interest income increasing by $989 thousand and interest expense decreasing by $290 thousand. The net interest margin was 3.62% for the quarter ended June 30, 2021, 3.44% for the quarter ended June 30, 2021, and 3.84% for the quarter ended September 30, 2020. Interest income was positively impacted by the recognition of fees on PPP loans that were forgiven during the quarter. The PPP loans had an average balance of $42.7 million in the first quarter of fiscal year 2022 and during this same period, $997 thousand of interest and fee income was recognized on the PPP loans. The yield on average interest-earning assets was 3.78% for the quarter ended September 30, 2021 compared with 4.21% for the same prior year period. Interest expense was positively impacted by the reduction in deposit and borrowing costs as a result of lower market interest rates. The cost of funds decreased to 0.23% for the quarter ended September 30, 2021 from 0.54% for the same prior year period.

The provision for loan losses was $190 thousand for the three-month period ended September 30, 2021, compared with $130 thousand for the same period last year. The loan loss provision expense of $190 thousand recorded in the first quarter of fiscal year 2022 was primarily due to the growth within the loan portfolio. Net recoveries of $16 thousand were recorded for the three-month period ended September 30, 2021.

Other income increased by $132 thousand for the three-month period ended September 30, 2021 compared to the same prior year period primarily due to debit card interchange income increasing by $53 thousand, or 11.6%, service charges on deposit accounts increasing by $51 thousand, or 16.6%, and gains on the sale of mortgage loans increasing by $22 thousand, or 9.3%, from the same prior year period.

Other expenses increased by $1.0 million, or 21.5%, for the three-month period ended September 30, 2021 compared to the same prior year period. Increases in salaries, incentives, employee benefits, director, marketing and advertising expenses contributed to the increase in other expenses for the three-month period ended September 30, 2021. Also included within other expenses is $144 thousand of expenses related to the acquisition of the Calcutta and Wellsville, Ohio branch locations.

Balance Sheet and Asset Quality Overview

Assets as of September 30, 2021 totaled $953.9 million, an increase of $120.1 million, or an annualized 57.6%, from June 30, 2021. From June 30, 2021, total loans increased by $10.7 million, or an annualized 7.6%. As the pace of PPP loan forgiveness has increased, since June 30, 2021 the outstanding balance of these loans declined by $21.2 million to $29.5 million as of September 30, 2021. The decline in the PPP loans was offset by the addition of loans acquired as part of the branch acquisition that had an outstanding balance of $17.8 million as of September 30, 2021 and organic loan growth of $14.1 million. Since June 30, 2021, total deposits increased by $122.3 million, or an annualized 67.3% and includes $104.5 million of deposits acquired as part of the branch acquisition.

Non-performing loans were $1.9 million as of September 30, 2021 and June 30, 2021. The allowance for loan and lease losses (ALLL) as a percent of total loans at September 30, 2021 was 1.16% and net recoveries of $16 thousand were recorded for the three-month period ended September 30, 2021 compared with an ALLL to loans ratio of 1.14% at June 30, 2021 and net charge-offs of $41 thousand for the three-month period ended September 30, 2020.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twenty-one full-service locations and one loan production office in Carroll, Columbiana, Jefferson, Stark, Summit and Wayne counties in Ohio, Pennsylvania, and West Virginia. Information about Consumers National Bank can be accessed on the internet at http://www.consumers.bank.

Forward-Looking Information

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). The words “may,” “continue,” “estimate,” “intend,” “plan,” “seek,” “will,” “believe,” “project,” “expect,” “anticipate” and similar expressions are intended to identify forward-looking statements. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans, objectives and strategies of Consumers. These statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those anticipated at the date of this press release. The COVID-19 pandemic is affecting us, our customers, employees, and third-party service providers, and the ultimate extent of the impact on our business, financial position, results of operations, liquidity, and prospects is uncertain. Other risks and uncertainties that could adversely affect Consumers include, but are not limited to, the following: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, high unemployment rates; sustained low market rates could result in a decline in the net interest margin and net interest income; a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed or debtors being unable to meet their obligations; pricing and liquidity pressures that may result; material unforeseen changes in the financial condition or results of Consumers National Bank’s (Consumers’ wholly-owned bank subsidiary) customers; legal proceedings, including those that may be instituted against Consumers, its board of directors, its executive officers and others; competitive pressures on product pricing and services; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; and the nature, extent, and timing of government and regulatory actions. While the list of factors presented here are considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. The forward-looking statements included in this press release speak only as of the date made and Consumers does not undertake a duty to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Months Ended
Consolidated Statements of Income	September 30, 2021	June 30, 2021	September 30, 2020
Total interest income	$8,335	$7,016	$7,346
Total interest expense	362	321	652
Net interest income	7,973	6,695	6,694
Provision for loan losses	190	405	130
Other income	1,273	1,118	1,141
Other expenses	5,832	5,066	4,799
Income before income taxes	3,224	2,342	2,906
Income tax expense	559	378	505
Net income	$2,665	$1,964	$2,401
Basic and diluted earnings per share	$0.88	$0.65	$0.80

Consolidated Statements of Financial Condition	September 30, 2021	June 30, 2021	September 30, 2020
Assets
Cash and cash equivalents	$87,092	$18,529	$8,508
Certificates of deposit in other financial institutions	5,560	5,825	8,872
Securities, available-for-sale	245,414	207,760	136,903
Securities, held-to-maturity	7,896	7,996	3,441
Equity securities, at fair value	424	424	—
Federal bank and other restricted stocks, at cost	2,472	2,472	2,472
Loans held for sale	1,803	1,457	5,729
Total loans	577,161	566,427	562,138
Less: allowance for loan losses	6,677	6,471	5,767
Net loans	570,484	559,956	556,371
Other assets	32,741	29,385	28,974
Total assets	$953,886	$833,804	$751,270
Liabilities and Shareholders’ Equity
Deposits	$849,186	$726,849	$640,098
Other interest-bearing liabilities	27,073	30,253	39,313
Other liabilities	6,475	6,802	6,432
Total liabilities	882,734	763,904	685,843
Shareholders’ equity	71,152	69,900	65,427
Total liabilities and shareholders’ equity	$953,886	$833,804	$751,270

	At or For the Three Months Ended
Performance Ratios:	September 30, 2021	June 30, 2021	September 30, 2020
Return on Average Assets (Annualized)	1.14%	0.95%	1.29%
Return on Average Equity (Annualized)	14.75	11.39	14.74
Average Equity to Average Assets	7.73	8.32	8.77
Net Interest Margin (Fully Tax Equivalent)	3.62	3.44	3.84

Market Data:
Book Value to Common Share	$23.34	$23.08	$21.61
Dividends Paid per Common Share (QTD)	0.16	$0.15	0.145
Period End Common Shares	3,048,671	3,028,100	3,028,100

Asset Quality:
Net Charge-offs (Recoveries) to Total Loans (Annualized)	(0.01)%	0.01%	0.03%
Non-performing Assets to Total Assets	0.20	0.21	0.18
ALLL to Total Loans	1.16	1.14	1.03